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                                                                     EXHIBIT 4.4


                        AMERICAN SHARED HOSPITAL SERVICES

                                       AND

                      FIRST INTERSTATE BANK OF CALIFORNIA,

                                                                      AS TRUSTEE


                              --------------------


                          SUPPLEMENTAL INDENTURE NO. 2

                            Dated as of May 17, 1995

                                       to

                                    INDENTURE

                          Dated as of October 15, 1988


                                 Providing for
                  $30,000,000 Senior Subordinated Exchangeable
                        Reset Notes Due October 15, 1996

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                 SUPPLEMENTAL INDENTURE NO. 2, dated as of May 17, 1995, between
American Shared Hospital Services, a California corporation (the "Company"), and First Interstate Bank of California, a California corporation (the "Trustee").

                 WHEREAS, the Company and the Trustee executed an indenture (the "Indenture"), dated as of October 15, 1988, providing for the issuance of up to $30,000,000 in principal amount of the Company's Senior Subordinated Exchangeable Reset Notes Due October 15, 1996 (the "Securities");

                 WHEREAS, the Company and the Trustee executed a Supplemental Indenture (the "Supplemental Indenture"), dated as of October 15, 1989, providing for a new interest rate and optional redemption provisions for the Securities (the Indenture, as so modified by such Supplemental Indenture, is referred to herein as the "Indenture");

                 WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend the Indenture or the Securities with the written consent of the holders of at least a majority in principal amount of the then outstanding Securities;

                 WHEREAS, the Company received from the holders of approximately 96% of the outstanding Securities written consents to the amendments to the Indenture and the Securities effected hereby;

                 WHEREAS, the Company has determined that all the requirements of law and the Articles of Incorporation and By-Laws of the Company and of the Indenture have been fully complied with and all other acts and things necessary to make this Supplemental Indenture No. 2 a valid, binding and legal agreement enforceable in accordance with its terms and the terms of the Indenture have been done and performed;

                 NOW, THEREFORE, in consideration of the premises, and to embody the amendments set forth below, it is hereby agreed between the Company and the Trustee as follows:

                                   ARTICLE ONE

                 1. The Indenture is hereby amended to delete the following sections: Section 4.05 (Restrictions on Dividends and


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Other Payments); Section 4.07 (Maintenance of Consolidated Net Worth); Section
4.11 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries); and Section 4.12 (Limitation on Creation of Indebtedness).

                 2. The Securities (the form of which is incorporated by reference into the Indenture pursuant to Section 2.01 thereof) are hereby amended to delete Sections 8 (Maintenance of Consolidated Net Worth) and 9 (Limitation on Creation of Indebtedness).

                 3. The amendment of the Indenture and the Securities effected by this Supplemental Indenture No. 2 shall be evidenced upon the Securities authenticated and delivered under the Indenture after the date of this Supplemental Indenture No. 2 by placing on the face thereof a legend substantially in the following form:

                    "The Indenture has been amended by a Supplemental Indenture No. 2, dated as of May 17, 1995, which, among other things, deletes certain covenants that limited the ability of the Company to pay dividends and create indebtedness and required the Company to maintain a specified minimum consolidated net worth. Reference is made to such Supplemental Indenture No. 2 for a statement of the amended rights and obligations of the Company and of the holders of the Securities."

                    At the demand of and without cost to the holder of any of the Securities outstanding at the date of this Supplemental Indenture No. 2, such outstanding Securities may be exchanged for Securities modified as set forth in this paragraph 3 of like form and like denomination, upon surrender by such holder to the Trustee of such outstanding Securities.

                                   ARTICLE TWO

                    Except as expressly altered or amended by this Supplemental Indenture No. 2, the Indenture and the Securities issued thereunder hereby are ratified and confirmed and all the terms, provisions and conditions thereof shall be and continue in full force and effect. The Indenture and this Supplemental Indenture No. 2 shall be read, taken and construed as one and the


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same instrument and shall be binding upon the holders of all Securities.

                                  ARTICLE THREE

                 This Supplemental Indenture No. 2 may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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                                   SIGNATURES



Dated as of May 17, 1995                   AMERICAN SHARED HOSPITAL
                                            SERVICES



                                           By: __________________________
                                               Ernest A. Bates, M.D.
                                               Chairman and
                                               Chief Executive Officer



Attest: _____________________
        Assistant Secretary




Dated as of May 17, 1995                   FIRST INTERSTATE BANK
                                            OF CALIFORNIA, as Trustee



                                            By: __________________________
                                                Vice President


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